Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-222581
May 8, 2018

PAVmed
INNOVATING AT THE SPEED OF LIFE™


PAVmed



PAVMED INC

Nasdaq: PAVM, PAVMZ

Corporate Overview

LISHAN AKLOG, MD
Chairman & CEO

DENNIS M. MCGRATH
Executive VP & CFO

Disclaimers

- This presentation contains certain **forward-looking statements** that involve risks and uncertainties.
  - Actual results and events may differ significantly from results and events discussed in forward-looking statements.
  - Factors that might cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" in our **Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission**.
  - We undertake no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made.
- This presentation **shall not constitute an offer to sell or the solicitation of an offer to buy any securities**, nor shall there be any sale of securities in any jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
- PAVmed has **not yet received clearance** from the FDA or any other regulatory agency for any of the products described in this presentation.
- PAVmed Inc. ("PAVmed") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents PAVmed has filed with the SEC for more complete information about PAVmed and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we or the dealer-manager for this offering, Maxim Group LLC will arrange to send you a preliminary prospectus if you contact Maxim Group LLC, Prospectus Department, 405 Lexington Ave., New York, NY, 10174; Telephone: (212) 895-3745; Email: syndicate@maximgrp.com

PAVmed

INNOVATING AT THE SPEED OF LIFE™

HIGHLY DIFFERENTIATED MULTI-PRODUCT MEDICAL DEVICE COMPANY

Focus on high-margin, single-use products

Interventional or acute care

Broad spectrum of clinical conditions and specialty call points



PAVmed

Lead Products

PRODUCT	ESTIMATED MARKET SIZE[1]	REGULATORY PATH	CURRENT STATUS	POTENTIAL UPCOMING MILESTONES
 **CarpX** *Minimally Invasive Device to Treat Carpal Tunnel Syndrome*	>$1B	510(k)	• Preparing resubmission with additional animal data on thermal spread and physician usability testing • Ongoing strategic engagements	• FDA 510(k) Clearance • FIM OUS • CE Mark
 **EsoCheck** *Non-Invasive Device & DNA Biomarkers to Detect Esophageal Cancer Precursor*	>$1B	510(k) + LDT[2]	• Human study documenting >90% accuracy published • Large multi-center clinical trial for Barrett's screening indication enrolling, 25 patients to date • CLIA certification in process • Gen 2 pre-510(k) testing to begin	• Balloon device FDA 510(k) Submission • CLIA certification for LDT • Liquid media validation from data on 80-100 patients
 **PortIO** *Implantable Intraosseous Vascular Access Device*	>$750M	*de novo*	• FDA presubmission guidance received • Pilot 7-day animal completed • FDA reviewing 7-day GLP animal protocol • Ongoing strategic engagements	• FDA approval of animal protocol • Complete animal study • FIM OUS • CE Mark
 **DisappEAR** *Antimicrobial Resorbable Ear Tubes*	~$300M	510(k)	• Exploring manufacturing partnerships with other silk companies for sourcing silk blocks	• Initiate animal study using tubes made from commercially sourced silk blocks • Finalize manufacturing process

[*]PAVmed has not yet received clearance from the FDA or any other regulatory agency for any of these products.
[1]Company estimate
[2]Laboratory Developed Test

Key Recent Developments

Progress towards major lead product milestones

<u>CarpX (510k)</u>



- Initial FDA feedback provides clarity on path forward
- Requested animal data on thermal spread and additional usability physician testing in cadavers. Did not request human clinical data.
- Target resubmission this month

<u>PortIO (*de novo*)</u>



- FDA guidance on additional testing provided during in-person meeting
- Successful 7-day pilot animal study based on FDA recommendations
- FDA reviewing protocol for 7-day GLP animal study

Added potentially groundbreaking EsoCheck to pipeline


mVIM + mCCNA

- Entered into LOI with Case Western Reserve to license EsoCheck
- Device & DNA biomarkers to detect esophageal cancer precursor in highly accurate (>90%) non-invasive 5-minute office test

Strengthened balance sheet

- Raised $4.3 million net cash in underwritten public offering of S3 shelf
- Adequate capital to reach Q1-2019, through major milestones

Growth Strategy

Advance lead products to commercialization

- CarpX – Target 510(k) clearance in Q3-2018
- EsoCheck – Target 510(k) submission and CLIA certification in Q4-2018
- PortIO – Target completion of de novo animal study and IDE submission in Q2-2018
- DisappEAR – Target Q4-2018 FDA 510(k) submission

Pursue strategic initiatives to enhance shareholder value

- Continue to evaluate product opportunities presented to us by clinician innovators and academic medical centers
- Explore M&A and strategic partnership opportunities synergistic with lead products and broader vision

Raise additional capital

- Extend runway to positive cash flow
- Accelerate other products into commercialization channel




mVIM + mCCNA





Management Team



LISHAN AKLOG, MD
CHAIRMAN & CEO

HARVARD UNIVERSITY
HARVARD MEDICAL SCHOOL
BRIGHAM AND WOMEN'S HOSPITAL
Mount Sinai
MOUNT SINAI SCHOOL OF MEDICINE
Dignity Health. St. Joseph's Hospital and Medical Center
PAVILION HOLDINGS GROUP
Pavilion medical innovations



MICHAEL GLENNON
VICE CHAIRMAN

University of New Hampshire
STORZ
stryker
ORIGIN MEDSYSTEMS
GUIDANT
Medtronic
accellent
PAVILION HOLDINGS GROUP
Pavilion medical innovations



BRIAN DEGUZMAN, MD
CHIEF MEDICAL OFFICER

BOSTON COLLEGE
Georgetown UNIVERSITY
Hartford Hospital
UCONN SCHOOL OF MEDICINE
HARVARD MEDICAL SCHOOL
BRIGHAM AND WOMEN'S HOSPITAL
Cleveland Clinic
Lahey CLINIC
Tufts UNIVERSITY
Dignity Health. St. Joseph's Hospital and Medical Center
PAVILION HOLDINGS GROUP
Pavilion medical innovations



DENNIS MCGRATH
EXECUTIVE VP & CFO

LASALLE UNIVERSITY
AnswerThink
embrella cardiovascular
ARTHUR ANDERSEN
PhotoMedex
THINK new ideas
DARIO
CAGENT VASCULAR
NMT
PALVELLA THERAPEUTICS

Capital Structure

PAVmed, Inc (Nasdaq: PAVM, PAVMZ)				
	Outstanding	Insider Ownership	Exercise/ Conversion Price (Weighted Avg.)	Common Stock Equivalents (Treasury)
Common Stock	17,509,654	44%	--	17,509,654
Preferred Stock	975,682	--	$3.00	975,682
Warrants	9,649,240	66%	$2.72	1,192,369
Options	3,060,032	--	$3.94	--
				19,677,705

As of May 7, 2018	
Share Price	$1.68
Market Capitalization	$29 million
Market Capitalization (Treasury)	$33 million

Business Model

MULTI-PRODUCT PIPELINE

RISK MITIGATION
- Non-binary success

ECONOMIES OF SCALE

CORPORATE FLEXIBILITY
- Dynamic resource allocation and prioritization
- Streamlined channel to incorporate external innovation

COMMERCIAL OPPORTUNITY

ATTRACTIVE MARKET
- Unmet clinical need
- Regulatory pathway

HIGH-MARGIN PRODUCT
- Reimbursement
- Technologic Complexity
- Cost-of-goods

KEY BUSINESS PROCESSES

CAPITAL EFFICIENCY & SPEED TO MARKET
- Outsourced best-in-class process experts
- Light infrastructure, low fixed costs
- Shortest path to INITIAL Regulatory Clearance

MULTIPLE PATHWAYS TO COMMERCIALIZATION

Multiple Pathways to Commercialization

Tailored to Maximize Value Creation

TARGETED INITIAL COMMERCIALIZATION

- Key Opinion Leaders
- Independent Distributors







CORPORATE ACQUIRER

- Asset sale to strategic
- Non-dilutive financing

CORPORATE PARTNER

- Sales & distribution agreement
- Option to acquire

FULL SELF COMMERCIALIZATION

- Hybrid sales channel
- Build organically or acquire


PAVmed

CarpX

Minimally Invasive Device to Treat Carpal Tunnel Syndrome

Carpal Tunnel Syndrome

Clinical Overview

Incidence

- Over **600,000 US procedures annually**[1]
- Up to 1.5 million with symptoms who "suffer in silence" [2]

Mechanism

- Inflammation and scarring of **transverse carpal ligament**
- Entrapment of the **median nerve** ⇒ hand pain, numbness and weakness


Median nerve
Transverse carpal ligament





[1]Fajardo, *et al.* J Hand Surg 2012; 37(8):1599-1605
[2]Estimate based on CTS prevalence data from Dale *et* al. Scand J Work Environ Health. 2013 Sep 1;39(5):495-505.

Carpal Tunnel Syndrome

Market Opportunity

- 600,000[1] current surgeries* x $1,500 minimum ASP = ~**$1 billion**
- Additional 1.5M[2] "silent sufferers" who choose to defer surgery

Unmet Clinical Need – Current Limitations

TRADITIONAL CARPAL TUNNEL SURGERY IS INVASIVE



- Up to 2 inch incision
- Performed in an OR
- At least 3-4 month, up to 6-9 month recovery

ENDOSCOPIC SURGERY IS LESS EFFECTIVE



- Remains a surgical procedure
- Higher recurrence and reoperation rate
- Increased nerve injury
- Higher costs

[1]Fajardo, *et al.* J Hand Surg 2012; 37(8):1599-1605
[2]Estimate based on CTS prevalence data from Dale *et* al. Scand J Work Environ Health. 2013 Sep 1;39(5):495-505.

CarpX – Minimally Invasive CTS Device

Key Features

- **Single-use** device
  - Connects to standard electrosurgical generator
- Balloon creates **anatomic separation**
  - Protects nerve and tendons by pushing them away from ligament
- Balloon **tensions ligament**
  - Facilitates cutting of ligament by stretching it and pushing electrode into it
- Biopolar electrodes **cut ligament**
  - Can test for nerve proximity prior to cutting using nerve stimulator






Electrodes
Catheter Shaft
Balloon

CarpX Procedure


Wire
Wire
Electrodes
PAVmed

Insert device over wire and position electrodes relative to carpal bones


Narrowed "waist" at point of maximal constriction
PAVmed

Inflate balloon with contrast material


Electrodes
Wire
Median Nerve
PAVmed

Test placement of electrodes relative to nerves using nerve stimulator


Constriction relieved, no residual waist
PAVmed

Activate device, cutting ligament with <2 sec burst of RF energy

*PAVmed has not yet received clearance from the FDA or any other regulatory agency for any of these products.

CarpX in Action





CarpX in Action





CarpX – Advantages



LESS INVASIVE

- Option to perform the procedure truly percutaneously
- Less pain, scarring
- Accelerate time to full recovery

  Anticipate 1-2 weeks vs often >6 months

MORE COST EFFECTIVE

- Shift from OR to interventional lab
- Shorten procedural times
- Shorten time out of work

FEWER COMPLICATIONS

- Better nerve protection
- Minimal risk of infection

EXPANDED MARKET

- Lower threshold for intervention for patients "suffering in silence"

PAVmed

*PAVmed has not yet received clearance from the FDA or any other regulatory agency for any of these products.

CarpX – Current Status

Extensive Cadaver Testing Completed
- Clean, consistent cutting of ligament in < 2 sec

FDA 510(k) Pathway

FILED FDA 510(K) PRE-MARKET NOTIFICATION SUBMISSION
- Existing carpal tunnel release system as predicate

INITIAL FDA RESPONSE AND REQUESTS ENCOURAGING
- Acute animal data on thermal spread
- Additional usability physician testing in cadavers.
- Did not request human clinical data.

TARGET RESUBMISSION THIS MONTH[1]
- Pilot animal study completed with excellent results (< 1mm thermal spread)
- Final animal study protocol cleared with FDA

US Commercialization Strategy
- Initial launch using independent distributors
- Hand Surgery/Interventional Radiology Key Opinion Leaders
- Hybrid Sales with regional managers overseeing distributors

OUS Strategy
- Plan First-in-Man in late Q2[1] in New Zealand
- Preparing for European CE Mark Submission in late Q3[1]
- Active discussions with distributors in Europe, South America and Asia


PAVmed

*PAVmed has not yet received clearance from the FDA or any other regulatory agency for any of these products.
[1] Based on Company Estimates.


mVIM + mCCNA

EsoCheck

Non-Invasive Device & DNA Biomarkers to Detect Esophageal Cancer Precursor

Esophageal Adenocarcinoma Cancer (EAC)

- Fastest growing cancer in US[1]



7
6
5
4
3
2
1
0
1975
1980
1985
1990
1995
2000
Esophageal Adenocarcinoma
Survival rate
(5 Y) ~15%
Melanoma
Prostate
Breast
Lung
Colorectal



Esophagus
Stomach

- Lowest survival rate[2]
  - 5-year survival < 20%
  - Death toll exceeds ovarian cancer
- Among highest cost of care[3]
- Seldom detected early[4]

PAVmed

[1]Pohl & Welch. J Natl Cancer Inst. 2005; 97:142-146.
[2]Siegel, *et al.* CA Cancer J Clin 2016; 66:7-30
[3]Mariotto *et al.* J Natl Cancer Inst 2011; 103:117-128.
[4]Dulai *et al.* Gastroenterology 2002; 122:26-33.

GERD / Barrett's Esophagus



GASTROESOPHAGEAL REFLUX (GERD)

- "Heartburn", "Acid Reflux"
- 15-30% of Western populations[1]
- Treatment with OTC meds can mask pathology



BARRETT'S ESOPHAGUS (BE)

- Lower esophageal lining transformed from exposure to acid
- Precursor to dysplasia and esophageal cancer
- Can be treated with ablation if detected early



ESOPHAGEAL ADENOCARCINOMA

- Nearly all EAC patients shows evidence of prior Barrett's esophagus
- Can be prevented if Barrett's detected and treated prior to progression to cancer

[1]El-Serag *et al.* Gut 2014; 64(6):871-880.

Screening for Barrett's Esophagus

Current Standard – Upper Endoscopy

- Invasive, costly and requires sedation
- Relies on pathology so cannot be automated
- Only recommended in symptomatic GERD + other risk factors
- 40% of EAC patients had no GERD symptoms[1]
- Minimal overall impact, only 10% of EAC cases had a diagnosis of BE[2]
- Widespread screening for BE using endoscopy not practical or cost-effective


Upper gastrointestinal endoscopy
Scope

Unmet Clinical Need

- Non-invasive alternative to endoscopy to detect BE and prevent progression to EAC
- Must be highly accurate
- Efforts to date (e.g., CytoSponge) depend on cytology and have other limitations
- Biomarkers superior for screening because can be automated, not dependent on individual pathologist


CytoSponge

[1]Chak *et al.* Cancer 2006; 107:2160-2166.
[2]Lagergren *et al.* NEJM 199; 340:825-831.

EsoCheck – Noninvasive BE Biomarker Test




mVIM + mCCNA

BALLOON DNA SAMPLING DEVICE

- Vitamin pill-sized silicone-covered capsule containing small deflated balloon attached to thin catheter
- Patient swallows capsule
- Balloon inflated in the stomach
- Balloon pulled back, swabbing the lower esophagus for cells
- Balloon deflated protecting sample of cells from dilution or contamination

HIGHLY ACCURATE DNA BIOMARKER ASSAY

- Methylated DNA Assay, similar to ones already used in FDA-cleared tests
- mVIM - well established biomarker in colon cancer
- mCCNA – newly discovered biomarker
- IP protection of modified genes (composition of matter) and algorithms
- Low-cost, automatable
- Returns simple binary result

EsoCheck – In Action





EsoCheck Clinical Results



Science
Translational
Medicine
AAAS

SCIENCE TRANSLATIONAL MEDICINE | RESEARCH ARTICLE

CANCER

Identifying DNA methylation biomarkers for non-endoscopic detection of Barrett's esophagus

Helen R. Moinova,[1] Thomas LaFramboise,[2,3] James D. Lutterbaugh,[1] Apoorva Krishna Chandar,[1] John Dumot,[1] Ashley Faulx,[1] Wendy Brock,[1] Omar De la Cruz Cabrera,[4] Kishore Guda,[2] Jill S. Barnholtz-Sloan,[2] Prasad G. Iyer,[5] Marcia I. Canto,[6] Jean S. Wang,[7] Nicholas J. Shaheen,[8] Prashanti N. Thota,[9] Joseph E. Willis,[2,10,11*†] Amitabh Chak,[1,2,11*†] Sanford D. Markowitz[1,2,3,11*†]

Study Design

- Patient referred for endoscopy
- 322 patients underwent endoscopic brushing sampling and EsoCheck assay (mVIM+ or mCCNA+) to set and validate assay cut-offs
- 86 patients underwent EsoCheck balloon sampling and EsoCheck assay

Results

- Assay highly accurate with >90% sensitivity and specificity
- Balloon sampling device well tolerated same accuracy as endoscopic brushings



A
Sensitivity
100-specificity
AUC: 0.917
At >1%
Sensitivity: 72%
Specificity: 100%
B
Sensitivity
100-specificity
AUC: 0.908
At >1%
Sensitivity: 80%
Specificity: 91.7%



Non-Dysplastic Barrett's Detection
92%
90%
Specificity
Sensitivity

EsoCheck – Market Opportunity

Gastroesophageal Reflux (GERD)

- Over 20 million weekly GERD patients[1]
- 9 million physician visits per year[2]

Barrett's Esophagus (BE)

- 3-4M patients in US[3]
- ~ 10 % of symptomatic reflux patients undergoing EGD have BE vs <1% of patients without reflux symptoms[4]

Market

- Target ASP $1000 (Cologuard $649)
- Target gross margin 85%
- Immediately addressable market 10% of GERD patients = $2 billion
- Total addressable market all white men over 50 years of age = $45 billion
- OUS market similarly sized


US Market
~45M
White men over 50 yrs[5]
GERD population of 20M
2M GERD
Patients

[1] El-Serag *et al.* Gut 2014; 64(6):871-880.
[2] Peery *et al.* Gastroenterology 2012; 143:1179-1197.
[3] Runge *et al.* Gasterentrol Clin North Am 2015; 44(2):203-201.
[4] Modiano *et al.* Ther Clin Risk Manag 2007; 3(6):1035-1145.
[5] US Census Bureau. Annual Estimates of the Resident Population by Sex, Age, Rac...April 1, 2010 to July 1, 2016. factfinder.census.gov.

EsoCheck – Current Status

License

- Licensor – Case Western University (CWRU)
- Licensee – Independent PAVmed subsidiary
- Executed LOI for exclusive worldwide license for both EsoCheck balloon sampling device and biomarkers
- PAVmed retains >80% equity interest in subsidiary
- CWRU receives non-cash license fee in the form of a minority equity interest


mVIM + mCCNA

Initial Commercial Product

- Target launch Q1-2019
- 510(k) submission of Gen2 EsoCheck balloon sampling device Q4-2018
- Complete CLIA certification of CWRU reference laboratory for DNA biomarker assay in Q2-2018
- Market EsoCheck kit with balloon sampling device and sample sent to reference laboratory under Laboratory Developed Test (LDT) designation

NIH Trial

- Large multi-center NIH-funded trial of ready Gen 2 EsoCheck device + Assay
- Enrollment has begun, results from first 80 patients expected to validate switch to liquid medium
- Early experience indicates better tolerance and higher DNA yields
- Trial designed to support formal Barrett's Esophagus screening indication in up to 50 million at risk patients

*PAVmed has not yet received clearance from the FDA or any other regulatory agency for any of these products.



PortIO

Implantable Intraosseous Vascular Access Devices

Vascular Access Devices

Used to deliver medications, fluids, nutrition and other substances

ER	INPATIENT	HOME	
<24 Hours	<7-10 days	<6 weeks	<1 year

Peripheral IV



Central Venous Catheter (CVC)



Tunneled Central Venous Catheter



Intraosseous Device



Peripherally Inserted Central Catheter (PICC)



Implantable Port (Port-a-Cath)



Vascular Access Devices

UNMET CLINICAL NEED – CURRENT DEVICE LIMITATIONS

Limitations driven by **intravascular component**

OCCLUSION



- Up to 35%[1]
- Clot-busting medications or a repeat procedure

INFECTION



- Up to 10%[1]
- 50% life-threatening bloodstream infections

POOR VEINS



- >10% of patients[2]
- Pacemaker/Defibrillator Leads and catheters
- Dialysis patients

RESOURCE UTILIZATION



- Surgical insertion & removal
- Maintenance with regular flushes

PAVmed

[1]CKutar. The Oncologist 2004;9:207-2016.
[2]Mickley. Eur J Vasc & Endovasc Surgery 2006; 32(4):439-444.

Intraosseous Vascular Access

- Infusion directly into the **Bone Marrow Cavity**
- Decades of experience using temporary needle access
  - Trauma, esp. military
  - Pediatric emergencies
  - **Bioequivalent** to intravenous route



Central venous channel
Medullary sinusoids







Teleflex EZ-IO Device

*PAVmed has not yet received clearance from the FDA or any other regulatory agency for any of these products.

PortIO – Implantable Intraosseous Port

Key Features

- Implanted into bone
  - ✓ Tip positioned in bone marrow
  - ✓ No Intravascular Component
- Functionally identical to traditional implantable port
  - ✓ Resides under the skin
  - ✓ Patient can bathe/swim
  - ✓ Standard Huber access needle


Implantable Port
Huber Access Needle


Hollow Titanium Bone Screw
Titanium Hub w/ Internal Conical Needle Guide
Silicone Septum


Insertion Kit

PortIO – Market Opportunity

ER	INPATIENT	HOME
Duration	Duration	Duration
<24 Hours	<7-10 days	<6 weeks <1 year
Estimated Market Size [1]	Estimated Market Size [1]	Estimated Market Size [1]
~$150M (Current IO pts)	~$200M (Poor vein pts)	~$500M
Advantages	Advantages	Advantages
• Near limitless access sites • Less prone to dislodgement	• Near limitless access sites • Simple bedside insertion • More cost effective	• Near limitless access sites • Less invasive • More cost effective • Less prone to occlusion • Fewer, less serious infections



Current IO Devices



PortIO

Separate unique opportunity in large dialysis patient population

*PAVmed has not yet received clearance from the FDA or any other regulatory agency for any of these products.
[1] Based on Company Estimates

PortIO – Current Status

FDA *de novo* Pathway

FILED FDA DE NOVO PRE-SUBMISSION PACKAGE

- Initial indication targeting inpatient use for up to 7 days
- Can serve as own predicate for 510(k) submissions for expanded 6-week/outpatient and 6-month/home use indications

HELD IN-PERSON FDA PRE-SUBMISSION MEETING

- Requested 7-day animal study showing local healing and no marrow toxicity
- Expect request for small single-arm human safety trial

7-DAY ANIMAL STUDY IN PROCESS

- Successful pilot animal study based on FDA recommendations completed
- GLP protocol submitted to FDA for review, expect response this month
- Full animal study to be initiated immediately upon protocol approval
- IDE for clinical study being prepared for submission with animal data



Monetization Strategy

- Pre-clearance engagements with natural strategic partners initiated
- Strategic investment to support expected clinical trial vs license deal/acquisition

OUS Strategy

- Plan First-in-Man in late Q2 New Zealand
- Preparing for European CE Mark Submission in late Q2



DisappEAR

Antimicrobial Resorbable Ear Tubes

Pediatric Ear Tubes






LIBERTY
2011
A

Clinical

- Children with persistent middle ear infections (otitis media) or fluid collections (effusions)
- Placement of bilateral ear tubes to ventilate and drain middle ear until child grows
- Most common ambulatory surgery in kids

Current Device Limitations

- Requires general anesthesia for placement AND removal
- Requires 7-10 days of difficult-to-administer post-procedure antibiotic ear drops
- Tube dislodgment into the middle ear a difficult, permanent problem which results in pain, bleeding and requiring second procedure

Addressable Market

- ~1M procedures annually in US, 20-50% need repeat surgery[1]
- Estimated $300M market opportunity based on premium pricing incorporating cost savings from replacing post-procedure antibiotic drops

[1]Kesser *et al.* Otologic Surgery 3rd Edition 2010; pp 73-91.

DisappEAR – Antimicrobial Resorbable Ear Tubes

DisappEAR

- Antimicrobial ear tubes made from a new proprietary bioabsorbable silk material
- Licensed from Tufts/Mass General Hospital/Mass Eye and Ear Infirmary (MEEI)



Major Clinical Benefits

- No need for second general anesthesia procedure to remove ear tube
- No need for difficult-to-administer post-procedure antibiotic ear drop regimen
- Less chance of tube falling into the middle ear causing pain bleeding and no long-term risk of damage if it does
- Reduce risk of permanent perforation



Current Status

- Exploring manufacturing partnerships with other silk medical device companies for sourcing silk blocks
- Initiate animal study using tubes made from commercially sourced silk blocks
- Finalize manufacturing process
- Target Q4-2018 510(k) submission